EXHIBIT 10.155

                                LETTER OF INTENT



BETWEEN:

Compagnie Monastirienne Immobiliere et Touristique S.A. 15, Rue su ler Juin, Tunis, Tunisia, represented by Mr. Mohamed Ali Mabrouk, General, Manager hereinafter called "The Owner".

AND,

Cleopatra Palace Limited, Flat 2 Chartwell House, 80 Wimbledon Parkside London SW19 5LN England. Represented by Mr. Gabriel Tabarani, President, hereinafter called "Cleopatra".

The owner has an important development plan in SKANES, MONASTIR focused basically on real estate, casino and hotel facilities.

The owner is ready to invest in the construction of a casino of approximately 3000 square meters that could be extended to 5000 square meters.

The owner is interested in leasing the casino under terms and conditions to be agreed. Therefore the two parties have agreed as follows:

1-RESPONSIBILITIES OF THE OWNER:

The owner will bear all costs incurred in the interior construction and fitting out of the casino building including exterior works such as the provision of roads, adequate car parking space...and putting the building into such condition that Cleopatra may immediately commence its business activities.

2-RESPONSIBILITIES OF CLEOPATRA:

Cleopatra will lease the casino for twenty (20) years renewable for two (2) periods of five (5) years each; will manage and conduct the casino to profits to the best of its ability and in a proper efficient and business like manner to the intent that ambiance of a high class casino shall at all time thereafter be maintained.

Cleopatra shall bear the cost of all equipment to be used for the purposes of gaming, such equipment to include gaming tables, slot machines and related equipment, including chips and tokens to be used for gaming.

Cleopatra shall bear the costs of close circuit television and computer equipment. All such equipment shall remain at all times the property of Cleopatra. Cleopatra will provide technical assistance including architectural services and engineering consultation.

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3-THE RENTAL AGREEMENT:

Cleopatra undertakes to pay the Owner an annual rental of:

-15% of the casino's cost incurred by the Owner for the first two (2) years - plus 10% of the second year rental for the third year - plus 10% of the third year rental for the fourth year - plus 10% of the fourth year rental for the years 5, 6, and 7 - 25% of the casino's costs for the years 8, 9, 10, 11, 12, 13, 14 and 15. - plus 13% of the fifteen year rental for years 16, 17, 18, 19, and 20.

Based on casino's cost of US $3,000,000 the annual rent will be as follows

Year 1...............................................450,000 US$
Year 2...............................................450,000 US$
Year 3...............................................495,000 US$
Year 4...............................................545,000 US$
Year 5...............................................600,000 US$
Year 6...............................................600,000 US$
Year 7...............................................600,000 US$
Year 8...............................................750,000 US$
Year 9...............................................750,000 US$
Year 10..............................................750,000 US$
Year 11..............................................750,000 US$
Year 12..............................................750,000 US$
Year 13..............................................750,000 US$
Year 14..............................................750,000 US$
Year 15..............................................750,000 US$
Year 16..............................................850,000 US$
Year 17..............................................850,000 US$
Year 18..............................................850,000 US$
Year 19..............................................850,000 US$
Year 20..............................................850,000 US$

The rental agreed will be payable in equivalent Tunisian Dinars in the first of each quarter. Bearing in mind that the delivery of the casino by the Owner to Cleopatra must be on the first of May, 1998,

Cleopatra shall pay the Owner the amount of 450,000 US$ prior to the opening of the casino as part of the rent. Such payment shall be made in accordance with the advancement of the casino construction.

These installments shall be delivered as follows in US $:

- 50,000 shall be paid after the work has started - 150,000 shall be paid after the roof is installed - 150,000 shall be paid when the casino carpeting is finished

- 100,000 shall be paid when Cleopatra accepts the casino as ready for use.

The payment will be reimbursed on four (4) years time as follows:

- 1st of May, 1999...................................100,000 US$
- 1st of May, 2000...................................100,000 US$
- 1st of May, 2001...................................125,000 US$
- 1st of May, 2002 ..................................125,000 US$

The Owner and Cleopatra will sign the lease agreement within one (1) month.

THE OWNER

/s/  Compagnie  Monastirienne  Immobiliere et  Touristique  S.A.

CLEOPATRA

/s/  Cleopatra Palace Limited

                                  CASINO LEASE

                     COMPAGNIE MONASTIRIENNE IMMOBILIERE ET
                                   TOURISTIQUE

                                     "OWNER"

                            CLEOPATRA PALACE LIMITED

                                    "LESSEE"

THE DOCUMENT WITNESSETH

ON THE ONE HAND, Compagnie Monastirienne Immobiliere et Touristique S.A. 15, Rue su ler Juin, Tunis, Tunisia, represented by Mr. Mohamed Ali Mabrouk, General, Manager hereinafter called "The Owner".

ON THE OTHER HAND, Cleopatra Palace Limited, Flat 2 Chartwell House, 80 Wimbledon Parkside London SW19 5LN England. Represented by Mr. Gabriel Tabarani, President, hereinafter called "The Lessee"

WHEREAS, the Owner has an important development plan in SKANES MONASTIR focused basically on real estate, casino and hotel facilities

The Owner is ready to invest in the construction of a casino and approximately 3000 square meters that could be extended to 5000 square meters.

The Owner is interested in leasing the casino under terms and conditions to be agreed. Therefore the two parties have agreed as follows:

WHEREAS, the parties hereto desire to enter into the Lease for the casino on which Lessee shall operate (The "Casino") with the particular location of the Casino (the "Casino Area") being more fully described in Exhibit A.

NOW, THEREFORE, in consideration of the covenants and conditions herein to be kept and performed by the parties hereto, and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the following shall be, and hereby is understood and agreed:

ARTICLE 1: Lease:

Owner does hereby lease the Casino and the Casino area to Lessee for an annual rental of: -15% of the casino's cost incurred by the Owner for the first two (2) years - plus 10% of the second year rental for the third year - plus 10% of the third year rental for the fourth year - plus 10% of the fourth year rental for the years 5, 6, and 7 - 25% of the casino's costs for the years 8, 9, 10, 11, 12, 13, 14 and 15. - plus 13% of the fifteen year rental for years 16, 17, 18, 19, and 20.

Based on casino's cost of US $3,000,000 the annual rent will be as follows:

Year 1                                               450,000 US$
Year 2                                               450,000 US$
Year 3                                               495,000 US$
Year 4                                               545,000 US$
Year 5                                               600,000 US$
Year 6                                               600,000 US$
Year 7                                               600,000 US$
Year 8                                               750,000 US$
Year 9                                               750,000 US$
Year 10                                              750,000 US$
Year 11                                              750,000 US$
Year 12                                              750,000 US$
Year 13                                              750,000 US$
Year 14                                              750,000 US$
Year 15                                              750,000 US$
Year 16                                              850,000 US$
Year 17                                              850,000 US$
Year 18                                              850,000 US$
Year 19                                              850,000 US$
Year 20                                              850,000 US$

The rental agreed will be payable in equivalent Tunisian Dinars in the first of each quarter. Bearing in mind that the delivery of the casino by the Owner to Cleopatra must be on the first of May, 1998,

Cleopatra shall pay the Owner the amount of 450,000 US$ prior to the opening of the casino as part of the rent. Such payment shall be made in accordance with the advancement of the casino construction.

These installments shall be delivered as follows in US $:

- 50,000 shall be paid after the work has started - 150,000 shall be paid after the roof is installed - 150,000 shall be paid when the casino carpeting is finished
- 100,000 shall be paid when Cleopatra accepts the casino as ready for use.

The payment will be reimbursed on four (4) years time as follows:

- 1st of May, 1999                                   100,000 US$
- 1st of May, 2000                                   100,000 US$
- 1st of May, 2001                                   125,000 US$
- 1st of May, 2002                                   125,000 US$

ARTICLE 2: Operation:

Lessee shall manage the Casino by and through experienced operators, reasonable acceptable to Own. Lessee shall have full and complete control of the operation of the

ARTICLE 3: License:

The Lessee shall obtain the Gambling License from the Tunisian Authority. Owner shall provide the necessary assistance to Lessee to obtain and maintain the gambling license for and during the entire term of this Agreement, and Owner hereby authorizes the Lessee to operate the casino during the term of this Agreement in accordance with the provisions of the Gambling License, the laws of Tunisia, and the continuation of this Agreement and Lessee's obligations hereunder are subject to Lessee obtaining and maintaining in effect, the Gambling License.

ARTICLE 4: Compliance:

Lessee shall comply with the laws of Tunisia to operate the Casino under the Gambling License in accordance with the terms of this Agreement.

ARTICLE 5: Terms:

This Agreement is considered to have come into force immediately upon signature by the parties. The initial term of this Agreement shall be twenty (20) years, commencing on the date (1st May, 1998), shall expire on the last day of the twentieth year, (The "Initial Term "). Three months before expiry of the Initial Term, the Owner and the Lessee may inform each other of their intention, either to prorogate the lease or to terminate Initial Term. If no such notice is served, the present Agreement shall be renewed for a five year option period.

Subject to the Licensing provisions referenced below. This Agreement shall be automatically renewed for two (2) successive five (5) year terms, unless same is terminated by Lessee upon written notice to Owner ninety (90) days in advance of the expiration of the initial term, or any of the additional five (5) year term. In the event the casino area is not ready to occupancy twenty-four (24) months after commencement of the construction of the Casino, then, Lessee may terminate this agreement and receive a return of the full deposit made by him to the Owner plus interest at seven-and-one-half percent (7 1/2%) per annum, or if premises are not ready and the said date, Lessee is entitled to complete at his expenses and withhold funds from rent until repaid.

ARTICLE 6: Surrender at Termination:

At the expiration of the term of this Agreement, or upon the earlier termination thereof, Lessee shall surrender and return the Casino and Casino area in the condition thereof existing at the commencement of the term, ordinary wear and tear, and damage by fire or other casualty, excepted. Provided, Lessee shall be entitled to retain all of its furniture, gambling machines, equipment, records, supplies, inventories and other personal property utilized in the operation of the Casino. It is understood that anything supplied or paid by the Lessee for the performance of the Casino operation shall be his property.

ARTICLE 7: Operating Capital:

Lessee shall provide the appropriate amount of funds to equip and operate the Casino during the term of this Agreement . The Lessee shall exercise reasonable skill, care and diligence in the performance of his obligations under this Agreement.

ARTICLE 8: Books and records:

Lessee shall be responsible for the maintenance of such records and books of account as may reasonably reflect the operation of the Casino and shall preserve such records and books of account during the term of this Agreement and shall permit Owner (or its authorized representatives) and auditors to examine and audit such records and books of account at any and all reasonable times. Lessee shall cause the books and records of Lessee to be audited annually, at Lessee's expense, and shall furnish Owner with a copy of the audit, but Owner shall not be required to accept the audit and may audit or examine any of the Lessee's books and records on reasonable notice to Lessee, at Owner's expense.

ARTICLE 9: Taxes:

Lessee agrees to pay all taxes, licenses, charges and fees levied or assessed on Lessee by any governmental authority in connection with/or incident to the performance of this Agreement, Lessee agrees to require the same agreements from any of its subcontractors.

ARTICLE 10: Furniture, Furnishings, Fixtures & Equipment:

A- Owner shall, at its sole expense, complete and finish out the Casino and Casino area, decorated and fixtured, including but not limited to, carpets and drapes. This includes all costs of roads adequate parking, access corridors, walkways, landscaping and generally putting the buildings into such condition that Lessee may commence its business activities. Such costs will not include items specified in (B) below.

B- Lessee shall at its sole expense, provide all gaming devices and relating equipment necessary for the operation of the Casino.

C- It is understood that any gaming devices and related equipment provided by Lessee shall remain the property of the Lessee.

D- Lessee shall, at all times, keep and maintain the inside of the Casino area and the furniture, furnishings, fixtures and equipment of the Casino in good order and repair, reasonable wear and tear excepted. Owner will allocate the maximum possible parking for the Casino, and the parking attendants for Casino parking shall be the responsibility of Lessee.

ARTICLE 11: Conduct of Business:

A -Cleopatra will manage and conduct the casino to profits to the best of its ability and in a proper efficient and business like manner to the intent that ambiance of a high class casino shall at all time thereafter be maintained.

Cleopatra shall bear the cost of all equipment to be used for the purposes of gaming, such equipment to include gaming tables, slot machines and related equipment, including chips and tokens to be used for gaming.

Cleopatra shall bear the costs of close circuit television and computer equipment.

All such equipment shall remain at all times the property of Cleopatra.

Cleopatra will provide technical assistance including architectural services and engineering consultation.

B- During the term of this Agreement, the Casino and Gambling License shall be used solely for the purpose of this Agreement. Lessee shall manage and operate the Casino to the best of its ability; and in a proper efficient, and businesslike manner, and to the intent that the ambiance of a high class Casino shall at all times be maintained. Lessee shall keep the Casino open and available for business on all days for the months of January through December (twelve (12) months) no less than eight (8) hours per day, but only during the times when there is sufficient business to justify the operation, except when prevented by force majeure. The phrase " prevented by force majeure"as used in this Agreement, shall be deemed to mean prevented by government regulation; wars or civil strife, which might impede travel to and from Tunisia, riots, civil commotion; war; hostilities; invasion, act of foreign enemies, rebellion revolution, insurrection, and any operation of the forces of nature against which precautions could not reasonable have been expected to have been taken. Rent under this Agreement shall abate so long as Casino operations are prevented by force majeure, provided that if the force majeure continues for six (6) months, Lessee may at its convenience terminate its Agreement.

C- Lessee shall employ and train all employees of the Casino. All such employees shall be the employee of the Lessee. All employees of the Casino shall be neatly and cleanly attired and if any of the Casino's employees shall in any way bring discredit upon the country of Tunisia or any city therein, they shall be immediately discharged.

D- Lessee shall comply, and the casino shall be operated so as to comply, with all laws and regulations presently in force or subsequently enacted by Tunisia.

E- Lessee shall operate and provide in the Casino all casino services normally operated and provided in casinos or comparable class.

F - Lessee shall be entitled to operate service liquor bars within the Casino area for the purpose of selling drinks to patrons of the Casino as well as dispensing complimentary beverages.

ARTICLE 12: Relationship of the parties:

Nothing herein contained shall be construed as effecting a co-partnership or joint venture between the parties, and it is the express intent of the parties that the relationship between them shall be solely and exclusively that of Landlord and Tenant, under the terms and conditions hereof.

ARTICLE 13:  Hold Harmless:

Owner and Lessee shall at all times during the term of this Agreement defend, indemnify and hold harmless each other from any liability or penalty which may be imposed by reason of act or omission of a third party, and also for all claims, suits or proceedings that may be brought against Owner or Lessee with respect to such cause.

ARTICLE 14:  Insurance:

During the term of this Agreement, Lessee shall maintain, at Lessee's expense, in a reasonable insurance company or companies reasonably satisfactory to Owner, personal injury and property liability insurance with coverage of no less than $1,000,000.00 for personal injury and no less than $500,000.00 for property damage, and Owner shall be listed as an additional insured by such policies of workmen's compensation or similar insurance as may be required by applicable laws.

ARTICLE 15:  Untenantability and Hostilities:

If, during the term of this Agreement, any of the Casino area are made wholly untenantable by fire or other casualty so that said premises cannot be properly utilized as a casino facility, then Lessee's obligations (including the obligation to pay rent) shall abate during such period, until such time as the operation of the Casino may resume. If such condition continues for more than twelve (12) months, then the Lessee may terminate this Agreement.

ARTICLE 16: Right of Inspection:

Owner shall have the right to enter upon and/or inspect any part of the casino area at any time and may also inspect any part of the Casino area at any time and may also inspect any of the gambling equipment, other special equipment, bankrolls, safe, or accounts used and maintained on casino area at any time; provided, however, such visits or conditions shall be conducted with as little disturbance as possible to the operations of the Casino and in the company of representative of Lessee.

ARTICLE 17:  Assignment:

Lessee agrees not to sublease or assign Agreement or its interest in the Casino or its interest in Casino, and any of its rights or privileges under this Agreement without the written prior consent of Owner which shall not be unreasonably withheld. Assignment of the present Agreement or the subcontracting of the work or services to be performed hereunder, is so stated by the Owner shall not relieve Lessee or its duties or conditions hereunder.

ARTICLE 18: Appearance of Premises:

It is expressly understood that the appearance of the Casino and the Casino area have been provided by the Owner at its expense, including placing if signs and the general conduit of the business on Casino area, will have a material effect on the reputation of Owner. The Owner hereby expressly reserves the right to control and regulate the appearance of the Casino and the Casino area and at all times during the term of this Agreement, including but not limited to the regulation of any signs, advertisement or other promotional material used in connection with the operation of the Casino. Lessee shall have the right to advertise the Casino but the format of the advertising shall be in keeping with the dignity of the Casino, and the Owner shall not unreasonably withhold its approval of the form of such advertising.

ARTICLE 19:  Entertainment:

Lessee shall have the right to decide if entertainment is needed in the Casino. Lessee shall be responsible for the payment for all entertainment in the Casino.

ARTICLE 20: Default:

Default by Lessee:

At any time during the term of this Agreement, one or more of the following events shall occur, Owner may forthwith terminate this agreement.

Lessee shall fail to make any payment due under this Agreement prior to the date upon which it is due, and such failure to continue for thirty (30) days after written notice;

Lessee shall fail or refuse to fully perform or comply with this Agreement, covenant, or undertaking, which is rendered by this Agreement to perform or comply with, or shall otherwise violate any provision hereof, and such failure shall continue for thirty (30) days after written consent.

Provided that, if Lessee is diligently attempting to cure a non-monetary default but cannot reasonably do so in thirty (30) days, the cure period shall continue as long as reasonable necessary for Lessee to cure the non-monetary default, in the exercise of reasonable diligence.

ARTICLE 20.2:  Default by Owner :

The Lessee may by written notice to the Owner terminate this agreement if he considers that the Owner is not discharging his obligations under this Agreement, stating the reasons therefore. In the event that the Owner does not respond to such notice within fifteen (15) days, the Lessee may deem the Agreement terminated, or at his convenience the Lessee may correct defaults at the Owner's expense and withhold rents until Lessee has been repaid Lessee's costs.

ARTICLE 20.3:  Claims for Default:

Any claim for damages arising out of default and termination shall be agreed between the Owner and the Lessee or, failing agreement, shall be referred to arbitration in accordance with Clause 25 of this Agreement.

ARTICLE 21:  Notices:

Unless a party hereto shall in written direct other, all notices to be served and rendered if sent by Registered mail directed to:

OWNER: Compagnie Monastirienne Immobiliere et Touristique S.A. 15, Rue su ler Juin, Tunis, Tunisia

COPY TO:

LESSEE: Cleopatra Palace Limited, Flat 2 Chartwell House, 80 Wimbledon Parkside London SW19 5LN England.

COPY TO:

Any party may change its address for notice by written notice and such change shall be effective upon actual receipt of same.

ARTICLE 22:  Governing Law:

This Agreement is subject to and shall be interpreted in accordance with the laws of Tunisia.

ARTICLE 23:  Arbitration:

Any dispute between Owner and Lessee arising from the execution or interpretation of the provisions in this Agreement, if not settled amicable, shall be settled by an arbitral tribunal consisting of three arbitrators whose award shall be final and enforceable.

Each of the above mentioned party shall appoint an arbitrator and the two arbitrators before proceeding to arbitration shall appoint a Chairman who shall be the Chairman of the arbitral tribunal. If the two arbitrators as mentioned above fail within a delay of 30 days after their appointment to appoint the Chairman, then each party may request the first President of the Appeal Court of Tunis to appoint such Chairman. The same procedure shall apply if either party abstain from appointing its arbitrator.

The arbitration shall be conducted in Tunisia.

ARTICLE 24:  Promotional Material:

Lessee will annually prepare a specification book for a program of promotional and touristic activities.

ARTICLE 25:  Language and Interpretation:

The condition of the Agreement are drawn in English its interpretation should be in conformity with the parties's intention and the technical meaning.

The headings in the Agreement shall not be used in its interpretation.

The singular includes the plural, the masculine includes the feminine, and vise-versa where the context requires.

If there is conflict between provisions of the Agreement, the last to be written chronologically shall prevail, unless otherwise specified.

ARTICLE 26:  Alterations:

Should circumstances arise which call for modifications of the agreement these may be made by mutual consent given in writing. Proposals in this respect from any party shall be given due consideration by the other party.

ARTICLE 27:  Savings Clause:

In the event any provision of this Agreement is inconsistent with or contrary to any applicable law, rule, regulation, code, or other, said provision shall be deemed to be modified to the extend required to comply with said law, rule regulation, code or order and as so modified said provision and this Agreement shall continue in full force and effect.

WITNESS WHEREOF, this Agreement is executed in duplicate of like terms and effect, on this 7th day of July, 1996.

CLEOPATRA PALACE LIMITED

By:  /s/  Cleopatra Palace Limited

COMPAGNIE MONASTIRIENNE IMMOBILIERE ET TOURISTIQUE

By:  /s/  Compagnie  Monastirienne  Immobiliere et  Touristique  S.A.